Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140739) pertaining to Optimer Pharmaceuticals, Inc.’s 1998 Stock Plan, 2006 Equity Incentive Plan and Employee Stock Purchase Plan and in the Registration Statement (Form S-1 No. 333-147706) and related Prospectus pertaining to the registration of 4,600,000 shares of common stock of our report dated March 25, 2008, with respect to the consolidated financial statements of Optimer Pharmaceuticals, Inc., in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

San Diego, California
March 25, 2008